Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Drexel Hamilton Mutual Funds

We have audited the accompanying statements of assets and liabilities of Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund and Drexel Hamilton FOUR European Equity Fund (the “Funds”), each a series of Drexel Hamilton Mutual Funds (the “Trust”), as of August 31, 2011 and the statements of operations for the day then ended. These financial statements are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of the Funds’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of August 31, 2011, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund and Drexel Hamilton FOUR European Equity Fund, each a series of Drexel Hamilton Mutual Funds, as of August 31, 2011 and the results of their operations for the day then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

October 21, 2011

Drexel Hamilton Mutual Funds

Statements of Assets and Liabilities

August 31, 2011

	Drexel Hamilton Centre American Equity Fund	Drexel Hamilton Centre Global Equity Fund	Drexel Hamilton 8IP Asia Pacific Equity Fund	Drexel Hamilton FOUR European Equity Fund
Assets:
Cash Equivalents (Note 2)	$25,000	$25,000	$25,000	$25,000
Offering Costs (Note 1)	14,875	14,875	14,875	14,875

Total Assets	39,875	39,875	39,875	39,875

Liabilities:
Liabilities and Accrued Expense	14,875	14,875	14,875	14,875

Net Assets	$25,000	$25,000	$25,000	$25,000

Net Asset Value Per Share	$10.00	$10.00	$10.00	$10.00

Institutional Class Shares of beneficial interest outstanding of no par value, unlimited shares authorized	2,500	2,500	2,500	2,500

See accompanying notes to financial statements.

Drexel Hamilton Mutual Funds

Statements of Operations

Day ended August 31, 2011

	Drexel Hamilton Centre American Equity Fund	Drexel Hamilton Centre Global Equity Fund	Drexel Hamilton 8IP Asia Pacific Equity Fund	Drexel Hamilton FOUR European Equity Fund
Investment Income	$—	$—	$—	$—

Expenses
Organizational Expenses	7,694	7,694	7,694	7,694
Less: Reimbursement from Investment Adviser	(7,694)	(7,694)	(7,694)	(7,694)

Net Investment Income	—	—	—	—

Net Income	$—	$—	$—	$—

See accompanying notes to financial statements.

DREXEL HAMILTON CENTRE AMERICAN EQUITY FUND

DREXEL HAMILTON CENTRE GLOBAL EQUITY FUND

DREXEL HAMILTON 8IP ASIA PACIFIC EQUITY FUND

DREXEL HAMILTON FOUR EUROPEAN EQUITY FUND

Each a series of

DREXEL HAMILTON MUTUAL FUNDS

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -	ORGANIZATION AND REGISTRATION

Drexel Hamilton Mutual Funds (the “Trust”), is a newly organized open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust was organized on March 17, 2011 as a Delaware Statutory Trust. The Trust currently offers shares of beneficial interest (“shares”) of Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund and Drexel Hamilton FOUR European Equity Fund (the “Funds”). Each Fund is a diversified portfolio with an investment objective seeking long-term growth of capital. Each Fund offers Institutional Class Shares. The affairs of the Trust are managed by a Board of Trustees (the “Board”). Shares issued by each Fund are subject to a 2% redemption fee, if redeemed within 90 days of purchase. The Declaration of Trust permits the Trustees to create additional funds and share classes.

As newly organized entities, the Funds have no operating history. The Funds did not have any operations before August 31, 2011, other than those relating to the sale and issuance of common shares, in the amount of 2,500 Institutional Class Shares in each of the Funds to James Abate.

Drexel Hamilton Investment Partners, LLC (the “Adviser”), serves as investment adviser to the Funds. All costs incurred by the Funds in connection with their organization have been advanced by the Adviser and are subject to recoupment as described in Note 3. Organization costs were charged to expenses as incurred. Offering costs incurred by the Funds are treated as deferred charges until operations commence and thereafter will be amortized over a 12 month period using the straight line method.

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

The Funds’ financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission, which require management to make estimates and assumptions that affect the reported amounts and disclosures in the statements of assets and liabilities. Actual results could differ from those estimates.

The Funds intend to comply with their initial fiscal year and thereafter with provisions of the Internal Revenue Code applicable to regulated investment companies and as such, will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) distributed to shareholders. These financial statements were approved by management and available for issuance on October 21, 2011. Subsequent events have been evaluated through this date.

Cash Equivalents Valuation: Cash equivalents include short-term highly liquid investments, such as money market funds, that are readily convertible to known amounts of cash and have original maturities of three months or less.

A three-tier hierarchy has been established to classify fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability that are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability that are developed based on the best information available.

Various inputs are used in determining the value of each Fund’s investments as of the reporting period end. These inputs are categorized in the following hierarchy under applicable financial accounting standards:

Level 1 – Unadjusted quoted prices in active markets for identical investments

Level 2 – Significant observable inputs (including quoted prices for similar investments, interest rates, prepayments speeds, credit risk, etc.)

Level 3 – Significant unobservable inputs (including each Fund’s own assumptions in determining the fair value of investments)

The following is a summary of the inputs used as of August 31, 2011 in valuing each Fund’s cash equivalents.

Drexel Hamilton Centre American Equity Fund

	Level 1	Level 2	Level 3	Total
Cash Equivalents	$25,000	—	—	$25,000

Drexel Hamilton Centre Global Equity Fund

	Level 1	Level 2	Level 3	Total
Cash Equivalents	$25,000	—	—	$25,000

Drexel Hamilton 8IP Asia Pacific Fund

	Level 1	Level 2	Level 3	Total
Cash Equivalents	$25,000	—	—	$25,000

Drexel Hamilton FOUR European Equity Fund

	Level 1	Level 2	Level 3	Total
Cash Equivalents	$25,000	—	—	$25,000

NOTE 3 -	INVESTMENT ADVISORY AGREEMENT

Pursuant to the Investment Advisory Agreement (“Advisory Agreement”) with the Trust, the Adviser is entitled to an annual investment advisory fee, computed daily and payable monthly of 0.75%, 1.00%, 0.95% and 0.95% of the average daily net assets for Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund and Drexel Hamilton FOUR European Equity Fund, respectively.

Pursuant to the Sub-Advisory Agreement between the Adviser and Centre Asset Management, LLC, the Sub-Adviser is entitled to an annual sub-advisory fee, computed daily and payable monthly, of 0.40% of the average daily net assets for Drexel Hamilton Centre American Equity Fund, to be paid from the Adviser’s investment advisory fee.

Pursuant to the Sub-Advisory Agreement between the Adviser and Centre Asset Management, LLC, the Sub-Adviser is entitled to an annual sub-advisory fee, computed daily and payable monthly, of 0.50% of the average daily net assets for Drexel Hamilton Centre Global Equity Fund, to be paid from the Adviser’s investment advisory fee.

Pursuant to the Sub-Advisory Agreement between the Adviser and FOUR Capital Partners Limited, the Sub-Adviser is entitled to an annual sub-advisory fee, computed daily and payable monthly, of 0.45% of the average daily net assets for Drexel Hamilton FOUR European Equity Fund, to be paid from the Adviser’s investment advisory fee.

Pursuant to the Sub-Advisory Agreement between the Adviser and Eight Investment Partners Pty Limited, the Sub-Adviser is entitled to an annual sub-advisory fee, computed daily and payable monthly, of 0.45% of the average daily net assets for Drexel Hamilton 8IP Asia Pacific Equity Fund, to be paid from the Adviser’s investment advisory fee.

The Adviser has contractually agreed to waive fees with respect to each of the Funds so that the Net Annual Operating Expenses (exclusive of acquired Fund fees and expenses, litigation, brokerage expenses, interest expense, taxes and extraordinary expenses) of each of the Funds will not exceed 1.25%, respectively. The Adviser may recoup any waived amount from each Fund pursuant to this agreement if such reimbursement does not cause the Fund to exceed existing expense limitations and the reimbursement is made within three years after the year in which the Adviser incurred the expense.

NOTE 4 -	OTHER AGREEMENTS

Distribution Agreement

ALPS Distributors, Inc. (the “Distributor”) serves as the principal underwriter and national distributor for the shares of each Fund pursuant to a Distribution Agreement with the Trust. The offering of the Funds’ shares is continuous.

Administration, Bookkeeping and Pricing Agreement

ALPS Fund Services, Inc. (“ALPS”) serves as Administrator pursuant to a Fund Accounting and Administration Agreement with the Trust. As such, ALPS provides all necessary administration, bookkeeping and pricing services to each Portfolio, including portfolio accounting services, expense accrual and payment services, fund valuation and financial reporting services, tax accounting services and compliance control services.

Transfer Agency and Service Agreement

ALPS serves as Transfer Agent to each Portfolio pursuant to a Transfer Agency and Service Agreement with the Adviser. Under the Transfer Agency and Service Agreement, ALPS will provide all of the customary services of a transfer agent and dividend disbursing agent including, but not limited to: (1) receiving and processing orders to purchase or redeem shares; (2) mailing shareholder reports and prospectuses to current shareholders; and (3) providing blue sky services to monitor the number of the shares of each Fund sold in each state.